                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               CISCO SYSTEMS, INC.

                                       AND

                            NETSYS TECHNOLOGIES, INC.


                                OCTOBER 11, 1996

                                                       1.

                                TABLE OF CONTENTS



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                                                                                                                 Page

                                    ARTICLE I
THE MERGER......................................................................................................  1
                  1.1      The Merger...........................................................................  1
                  1.2      Closing; Effective Time..............................................................  1
                  1.3      Effect of the Merger.................................................................  2
                  1.4      Articles of Incorporation; Bylaws....................................................  2
                  1.5      Effect on Capital Stock..............................................................  2
                  1.6      Surrender of Certificates............................................................  4
                  1.7      No Further Ownership Rights in Target Capital Stock..................................  6
                  1.8      Lost, Stolen or Destroyed Certificates...............................................  6
                  1.9      Tax Consequences.....................................................................  6
                  1.10     Exemption from Registration; California Permit.......................................  6
                  1.11     Taking of Necessary Action; Further Action...........................................  7

                                   ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET........................................................................  7
                  2.1      Organization, Standing and Power.....................................................  8
                  2.2      Capital Structure....................................................................  8
                  2.3      Authority............................................................................  9
                  2.4      Financial Statements................................................................. 10
                  2.5      Absence of Certain Changes........................................................... 10
                  2.6      Absence of Undisclosed Liabilities................................................... 11
                  2.7      Litigation........................................................................... 11
                  2.8      Restrictions on Business Activities.................................................. 11
                  2.9      Governmental Authorization........................................................... 11
                  2.10     Title to Property.................................................................... 11
                  2.11     Intellectual Property................................................................ 12
                  2.12     Environmental Matters................................................................ 13
                  2.13     Taxes................................................................................ 14
                  2.14     Employee Benefit Plans............................................................... 15
                  2.15     Employee Matters..................................................................... 17
                  2.16     Interested Party Transactions........................................................ 18
                  2.17     Insurance............................................................................ 18
                  2.18     Compliance With Laws................................................................. 18
                  2.19     Minute Books......................................................................... 18
                  2.20     Complete Copies of Materials......................................................... 18


                                       i.
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
                  2.21     Brokers' and Finders' Fees........................................................... 18
                  2.22     Permit Application; Information Statement............................................ 18
                  2.23     Affiliate and Shareholder Agreement; Irrevocable Proxies............................. 19
                  2.24     Vote Required........................................................................ 19
                  2.25     Board Approval....................................................................... 19
                  2.26     GNU General Public License Representation............................................ 19
                  2.27     Representations Complete............................................................. 20

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................................................................... 20
                  3.1      Organization, Standing and Power..................................................... 20
                  3.2      Capital Structure.................................................................... 21
                  3.3      Authority............................................................................ 22
                  3.4      SEC Documents; Financial Statements.................................................. 22
                  3.5      Absence of Certain Changes........................................................... 23
                  3.6      Absence of Undisclosed Liabilities................................................... 24
                  3.7      Litigation........................................................................... 24
                  3.8      Governmental Authorization........................................................... 24
                  3.9      Compliance With Laws................................................................. 24
                  3.10     Broker's and Finders' Fees........................................................... 25
                  3.11     Permit Application; Information Statement............................................ 25
                  3.12     Representations Complete............................................................. 25

                                   ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME............................................................................. 26
                  4.1      Conduct of Business of Target and Acquiror........................................... 26
                  4.2      Conduct of Business of Target........................................................ 27
                  4.3      No Solicitation...................................................................... 29

                                    ARTICLE V

ADDITIONAL AGREEMENTS........................................................................................... 30
                  5.1      Preparation of Permit Application/Information Statement.............................. 30
                  5.2      Written Consent of Shareholders...................................................... 31
                  5.3      Access to Information................................................................ 31
                  5.4      Confidentiality...................................................................... 32
                  5.5      Public Disclosure.................................................................... 32
                  5.6      Consents; Cooperation................................................................ 32
                  5.7      Affiliate and Shareholder Agreements................................................. 33
                  5.8      Shareholder's Representation Agreements.............................................. 33
                  5.9      Irrevocable Proxies.................................................................. 34
                  5.10     FIRPTA............................................................................... 34


                                       ii.

                  5.11     Legal Requirements................................................................... 34
                  5.12     Blue Sky Laws........................................................................ 34
                  5.13     Employee Benefit Plans............................................................... 34
                  5.14     Escrow Agreement..................................................................... 35
                  5.15     Form S-8............................................................................. 35
                  5.16     Listing of Additional Shares......................................................... 35
                  5.17     Employees............................................................................ 36
                  5.18     Reorganization....................................................................... 36
                  5.19     Expenses............................................................................. 36
                  5.20     Termination of Registration Rights................................................... 36
                  5.21     Employment Policy.................................................................... 36
                  5.22     Reasonable Commercial Efforts and Further Assurances................................. 36

                                   ARTICLE VI

CONDITIONS TO THE MERGER........................................................................................ 37
                  6.1      Conditions to Obligations of Each Party to Effect the Merger......................... 37
                  6.2      Additional Conditions to Obligations of Target....................................... 38
                  6.3      Additional Conditions to the Obligations of Acquiror................................. 38

                                   ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER............................................................................... 40
                  7.1      Termination.......................................................................... 40
                  7.2      Effect of Termination................................................................ 42
                  7.3      Expenses and Termination Fees........................................................ 42
                  7.4      Amendment............................................................................ 43
                  7.5      Extension; Waiver.................................................................... 44

                                  ARTICLE VIII

ESCROW AND INDEMNIFICATION...................................................................................... 44
                  8.1      Escrow Fund.......................................................................... 44
                  8.2      Indemnification...................................................................... 44
                  8.3      Damage Threshold..................................................................... 45
                  8.4      Escrow Period........................................................................ 45
                  8.5      Claims upon Escrow Fund.............................................................. 46
                  8.6      Objections to Claims................................................................. 46
                  8.7      Resolution of Conflicts; Arbitration................................................. 47
                  8.8      Shareholders' Agent.................................................................. 48
                  8.9      Actions of the Shareholders' Agent................................................... 48
                  8.10     Third-Party Claims................................................................... 49


                                      iii.
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
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                                   ARTICLE IX
GENERAL PROVISIONS.............................................................................................. 49
                  9.1      Non-Survival at Effective Time....................................................... 49
                  9.2      Notices.............................................................................. 49
                  9.3      Interpretation....................................................................... 50
                  9.4      Counterparts......................................................................... 51
                  9.5      Entire Agreement; Nonassignability; Parties in Interest.............................. 51
                  9.6      Severability......................................................................... 51
                  9.7      Remedies Cumulative.................................................................. 51
                  9.8      Governing Law........................................................................ 51
                  9.9      Rules of Construction................................................................ 51


                                       iv.
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SCHEDULES

Schedule 2.10               -    Real Property
Schedule 2.11               -    Intellectual Property
Schedule 2.14               -    Employee Benefit Plans
Schedule 2.20               -    Material Agreements
Schedule 5.7                -    Target Affiliates
Schedule 5.13               -    Outstanding Target Options
Schedule 5.17               -    Employees
Schedule 6.3(c)             -    Consents


EXHIBITS

Exhibit A                   -    Agreement of Merger
Exhibit B                   -    Exchange Ratio
Exhibit C                   -    Affiliate and Shareholder Agreement
Exhibit D                   -    Irrevocable Proxies
Exhibit E                   -    Shareholder's Representation Agreement
Exhibit F                   -    FIRPTA Notice
Exhibit G                   -    Escrow Agreement
Exhibit H-1, et seq.        -    Form of Employment Agreement
Exhibit I                   -    Form of Tax Opinions
Exhibit J                   -    Acquiror's Legal Opinion
Exhibit K                   -    Target's Legal Opinion


                                       v.

                      AGREEMENT AND PLAN OF REORGANIZATION


                  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 11, 1996, by and among Acquiror, a California corporation ("Acquiror") and Target, a California corporation ("Target").

                                    RECITALS

                  A. The Boards of Directors of Target and Acquiror believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Acquiror combine into a single company through the statutory merger of Target with and into Acquiror (the "Merger") and, in furtherance thereof, have approved the Merger.

                  B. Pursuant to the Merger, among other things, all of the outstanding shares of Target Capital Stock, ("Target Capital Stock") shall be converted into shares of Acquiror Common Stock ("Acquiror Common Stock"), at the rate set forth herein.

                  C. Target and Acquiror desire to make certain representations and warranties and other agreements in connection with the Merger.

                  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

                  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code ("California Law"), Target shall be merged with and into Acquiror, the separate corporate existence of Target shall cease and Acquiror shall continue as the surviving corporation. Acquiror, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver

                                       1.

of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4 Articles of Incorporation; Bylaws.

                           (a) At the Effective Time, the Articles of
Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

                           (b) The Bylaws of Acquiror, as in effect immediately
prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                  1.5 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror or Target or the holders of any of the following securities:

                           (a) Conversion of Target Capital Stock. The maximum
number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of options to purchase shares of Target Common Stock ("Target Options") assumed by Acquiror) in exchange for the acquisition by Acquiror of all outstanding Target Capital Stock and all unexpired and unexercised options to acquire Target Capital Stock shall be 1,340,958 shares of Acquiror Common Stock (which includes shares that would be issued to Acquiror but for the effect of section 1.5(b)), reduced as a result of any Dissenting Shares (as defined below). No other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time, or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options or warrants to acquire Target Capital Stock. Subject to the terms and conditions of this Agreement and the Agreement of Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital Stock, at the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time as set forth in
Section 2.2 hereof (other

                                       2.

than shares to be cancelled pursuant to Section 1.5(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of California Law ("Dissenting Shares")) shall be converted and exchanged for such number of shares of Acquiror Common Stock as shall be determined in accordance with Exhibit B hereof (the "Exchange Ratio"); and any repurchase rights held by Target with respect to any such shares of Target Common Stock shall be assigned to Acquiror.

                  Based upon Target's capitalization as set forth in Section 2.2 hereof, all shares of Target Common Stock (assuming conversion of all Target Preferred Stock into Target Common Stock) issued and outstanding at the Effective Time (other than shares to be cancelled pursuant to Section 1.5(b) and Dissenting Shares, if any) shall be converted and exchanged, without any action on the part of the holders thereof, for an aggregate of 1,340,958 shares of Acquiror Common Stock less:

                  (1) such number of shares of Acquiror Common Stock as shall be issued or reserved for issuance by Acquiror with respect to Target Options which are assumed by Acquiror pursuant to Section 5.13 below; and

                  (2) such number of shares of Acquiror Common Stock as would be otherwise issuable upon the conversion and exchange of Dissenting Shares; and

                  (3) any adjustment required pursuant to Article VIII hereof.

                           (b) Cancellation of Target Capital Stock Owned by
Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                           (c) Target Stock Option Plans. At the Effective Time,
the Target's 1995 Stock Option Plan (the "Target Stock Option Plan") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.13.

                           (d) Adjustments to Exchange Ratio. The Exchange Ratio
shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                           (e) Fractional Shares. No fraction of a share of
Acquiror Common Stock shall be issued, but in lieu thereof each holder of shares of Target Capital Stock who

                                       3.

would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of a share of Acquiror Common Stock for the fifteen most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market (the "Closing Price").

                           (f) Dissenters' Rights. Any Dissenting Shares shall
not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target agrees that, except with the prior written consent of Acquiror, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California law, becomes entitled to payment for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.5 and the Agreement of Merger less the number of shares of Acquiror Common Stock allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) pursuant to Article VIII hereof.

                  1.6 Surrender of Certificates.

                           (a) Exchange Agent. Bank of Boston shall act as
exchange agent (the "Exchange Agent") in the Merger.

                           (b) Acquiror to Provide Common Stock and Cash.
Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such procedures as Acquiror may adopt, and which are reasonably acceptable to Target (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.5(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and
(ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.5(e).

                           (c) Exchange Procedures. Promptly after the Effective
Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to

                                       4.

receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.5, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section
1.5. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing 10% of the shares of Acquiror Common Stock issued at the Closing which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this
Section 1.6. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

                           (d) Distributions With Respect to Unexchanged Shares.
No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.6(d)) with respect to such shares of Acquiror Common Stock.

                           (e) Transfers of Ownership. If any certificate for
shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof

                                       5.

that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                           (f) No Liability. Notwithstanding anything to the
contrary in this Section 1.6, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (g) Dissenting Shares. The provisions of this Section
1.6 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.5 hereof.

                  1.7 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.5; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

                  1.10 Exemption from Registration; California Permit. The shares of

                                       6.

Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof, if available. The Acquiror and Target shall use their best efforts to cause the shares of Acquiror Common Stock to be qualified under California Law, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law. Such fairness hearing shall also address the assumption by Acquiror of all Target Options pursuant to Sections 1.5(c) and 5.13 hereof. Each of Acquiror and Target shall use its best efforts to (i) file an application for issuance of a California permit to issue such securities and assume such options within seven (7) business days from the date of this Agreement and (ii) obtain such permit. If the shares of Acquiror Common Stock to be issued in connection with the Merger cannot be issued in a transaction exempt from registration under Section 3(a)(10) of the Securities Act or cannot be qualified under Section 25121 of the California Law pursuant to a fairness hearing, then such shares shall be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof. In such event Acquiror shall use its reasonable best efforts to file, within 90 days following the Closing, a registration statement with the Securities and Exchange Commission covering the resale of such shares of Acquiror Common Stock issued in connection with the Merger. Any such registration shall be subject to the normal terms and conditions used in connection with prior Acquiror resale prospectuses.

                  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  In this Agreement, any reference to any event, change, condition or effect being "material" with respect to Target means any event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, the value of which exceeds $50,000, respectively. In this Agreement, any reference to a "Material Adverse Effect" with respect to Target means any event, change or effect in an amount which exceeds $50,000, that adversely affects the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

                  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such

                                       7.

party reasonably believed to have knowledge of such matters.

                  Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), and any update thereto pursuant to Section 6.3(a), Target represents and warrants to Acquiror as follows:

                  2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  2.2 Capital Structure. The authorized capital stock of Target consists of 10,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock, of which 990,000 shares have been designated Series A Preferred Stock, 2,050,000 shares have been designated Series B Preferred Stock and 462,151 shares have been designated Series C Preferred Stock. As of the close of business on October 10, 1996, there were issued and outstanding 4,893,073 shares of Common Stock, 904,760 shares of Series A Preferred Stock, 1,960,785 shares of Series B Preferred Stock and 217,392 shares of Series C Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after October 10, 1996 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances created by Target and, to Target's knowledge, free of any other liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on October 10, 1996, Target has reserved (i) 2,025,000 shares of Common Stock for issuance to employees, officers, directors and consultants pursuant to the Target Stock Option Plan, of which 842,500 shares have been issued pursuant to option exercises, 1,105,000 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since October 10, 1996, Target has not (i) issued or granted additional options under the Target Stock Option

                                       8.

Plan or (ii) granted additional warrants or options to acquire Target Capital Stock. Except for (i) the rights created pursuant to this Agreement, (ii) Target's right to repurchase shares issued upon the exercise of stock options granted under the Target Stock Option Plan and (iii) options referred to in this
Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering Irrevocable Proxies (as defined below) and Affiliate and Shareholder Agreements (as defined below.) The terms of the Target Stock Option Plan permit the assumption or substitution of options or warrants, as applicable, to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror. All outstanding Target Capital Stock was issued in compliance with all applicable federal and state securities laws.

                  2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under
(i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency

                                       9.

or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger; (ii) a fairness hearing held pursuant to the authority granted by Section 25142 of California General Corporation Law and the issuance of a permit pursuant to
Section 25121 of California General Corporation law, if available; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements for the fiscal year ended December 31, 1995 and its unaudited financial statements for the eight-month period ended August 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the consolidated financial condition and operating results of Target at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                  2.5 Absence of Certain Changes. Since August 31, 1996, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any shares of Target Capital Stock; (v) any material contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees or (viii) any negotiation or agreement by Target to do any of the things described in the

                                       10.

preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in its Balance Sheet for the period ended August 31, 1996 (the "Target Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

                  2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

                  2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

                  2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

                  2.10 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold

                                      11.

interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operation of its business are in all material respects in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.
Schedule 2.10 identifies each parcel of real property owned or leased by Target.

                  2.11 Intellectual Property.

                           (a) Target owns, or is licensed or otherwise
possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on Target.

                           (b) Schedule 2.11 lists (i) all patents and patent
applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and
(iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

                           (c) There is no material unauthorized use,
disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret which is material to Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales invoices arising in the ordinary course of business.


                                       12.

                           (d) Target is not, nor will it be as a result of the
execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

                           (e) All patents, registered trademarks, service marks
and copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing or sale of Target's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, where such infringement would have a Material Adverse Effect on Target.

                           (f) Target has secured valid written assignments from
all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law, the absence of which would have a Material Adverse Effect on Target.

                           (g) All use, disclosure or appropriation of
Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"), owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  2.12 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not have a Material Adverse Effect on Target, Target (i) has obtained all applicable permits, licenses and other authorizations that are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Target (or its agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably

                                       13.

likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Target's (or any of its agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous or toxic material or waste; (iv) has not disposed of any pollutants, contaminants or hazardous or toxic materials or wastes into the soil or groundwater at any properties owned or leased by Target, either now or in the past, or at any other property that would result in any assessment or remedial action; and (v) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by Target or its subsidiaries (or any of its agents) thereunder.

                  2.13 Taxes. Target, and any consolidated, combined or unitary group for Tax purposes of which Target is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through August 31, 1996 and Target has not and will not incur any Tax liability in excess of the amount reflected on the Financial Statements with respect to such periods, and
(ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after August 31, 1996 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since August 31, 1996 has been incurred by Target other than in the ordinary course of business and adequate provision has been made in the Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There is (i) no material claim for Taxes that is a lien against the property of Target other than liens for Taxes not yet due and payable, (ii) no notification that Target has received of any audit of any Tax Return of Target being conducted, pending or threatened by a Tax authority, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and (iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target is not a party to any tax sharing or tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license,

                                       14.

withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custody duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form, including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

                  2.14 Employee Benefit Plans.

                           (a) Schedule 2.14 lists, with respect to Target and
any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (collectively, the "Target Employee Plans").

                           (b) Target has made available to Acquiror a copy of
each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years, or for the number of years any such Target Employee Plan has been in

                                       15.

effect, if fewer. Any Target Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                           (c) (i) None of the Target Employee Plans promises or
provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans except as would not, in the aggregate, have a Material Adverse Effect; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and
(vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to

                                       16.

each such Target Employee Plan except as would not have, in the aggregate, a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d) With respect to each Target Employee Plan, Target
has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                           (e) Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee, director, or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or materially increase the amount of compensation due any such employee, director, or service provider, or (iii) materially increase any benefits otherwise payable by Target.

                           (f) There has been no amendment to, written
interpretation or announcement (whether or not written) by Target or any ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  2.15 Employee Matters. To Target's knowledge, Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. In addition, Target has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this

                                       17.

Agreement or that such employee was otherwise promised in their employment agreements with Target.

                  2.16 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

                  2.17 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.18 Compliance With Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

                  2.19 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.20 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target. All the material contracts and agreements (as such terms are defined in Regulation S-K promulgated under the Securities Act) to which Target is a party are listed in Schedule 2.20 hereto.

                  2.21 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.22 Permit Application; Information Statement. The information supplied by Target for inclusion in the application for issuance of a permit pursuant to Section 25121 of California Law pursuant to which the shares of Acquiror Common Stock to be issued in the Merger and the options to be assumed in the Merger will be qualified under California Law (the "Permit Application") shall not at the time the fairness hearing is held pursuant to

                                       18.

Section 25142 of California Law and the time the qualification of such securities is effective under Section 25122 of California Law contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the information statement to be sent to the shareholders of Target in connection with the Action by Written Consent of Target's shareholders to consider the Merger (the "Written Consent") (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to Target's shareholders, at the time of the Written Consent and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the Target Written Consent which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror which is contained in any of the foregoing documents.

                  2.23 Affiliate and Shareholder Agreement; Irrevocable Proxies. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act and holders of more than 51% of each of (i) the shares of Target Common Stock issued and outstanding and (ii) the shares of Target Preferred Stock issued and outstanding, have agreed in writing to vote for approval of the Merger pursuant to shareholder agreements attached hereto as Exhibit C ("Affiliate and Shareholder Agreements"), and pursuant to Irrevocable Proxies attached hereto as Exhibit D ("Irrevocable Proxies").

                  2.24 Vote Required. The affirmative vote of the holders of a majority of each of (i) the shares of Target's Common Stock issued and outstanding and (ii) the shares of Target's Preferred Stock issued and outstanding are the only votes of the holders of any of Target's Capital Stock necessary under California law, Target's Articles of Incorporation and Bylaws, or any agreement to which Target or any of its shareholders is a party, to approve this Agreement and the transactions contemplated hereby.

                  2.25 Board Approval. The Board of Directors of Target has (i) unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

                  2.26 GNU General Public License Representation. Target represents and warrants that it has not modified certain software known as PERL and GZIP, or any portion of it, provided to Target by the Free Software Foundation, Inc. pursuant to the GNU General

                                       19.

Public License. Target further represents and warrants that its use of the PERL and GZIP software is a mere aggregation of Target's independent proprietary software with the PERL and GZIP software (or its derivative) such that Target's independent proprietary software is not brought under the scope of the terms of
Section 3 of the GNU General Public License.

                  2.27 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that (a) for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information, and (b) it is understood that the financial projections delivered by Target represent only Target's best estimate under the circumstances of what it reasonably believes (although it is not aware of any fact or information that would lead it to believe that such projections are misleading in any material respect) and are based upon assumptions set forth in such projections that Target believes were reasonable as of the time such projections were made. Target does not make any other representation or warranty regarding such projections or Target's possible or anticipated operating performance other than as set forth in this Section 2.27.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                  Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror represents and warrants to Target as follows:

                  3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the

                                       20.

Articles of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  3.2 Capital Structure. The authorized capital stock of Acquiror consists of 1,200,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on October 10, 1996, 653,625,290 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after October 20, 1996 upon the exercise of options issued under the Acquiror Amended and Restated 1987 Stock Option Plan, Crescendo Communications, Inc. 1990 Stock Option Plan, Newport Systems Solution, Inc. 1990 Stock Option Plan, Combinet, Inc. Incentive and Non-Qualified Stock Option Plan, Grand Junction Networks, Inc. 1992 Stock Plan, Kalpana, Inc. 1989 Stock Option Plan, TGV Software, Inc. 1990 Stock Option Plan and TGV Software, Inc. 1995 Stock Option Plan, the StrataCom, Inc. Stock Option Plan, the Nashoba Networks, Inc. 1992 Stock Option Plan and the 1995 Granite Systems Stock Option Plan (collectively, the "Acquiror Stock Option Plans"). All outstanding shares of Acquiror have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on October 10, 1996, Acquiror has reserved 239,922,216 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plans and the Acquiror's 1989 Employee Stock Purchase Plan, of which 78,186,816 shares are subject to outstanding, unexercised options. Other than pursuant to this Agreement, the Acquiror Stock Option Plans and the Acquiror 1989 Employee Stock Purchase Plan there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly

                                       21.

authorized, validly issued, fully paid, and non-assessable.

                  3.3 Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.2, (ii) a fairness hearing held pursuant to the authority granted by Section 25142 of California General Corporation Law and the issuance of a permit pursuant to
Section 25121 of the California General Corporation Law, if applicable, or the filing of a registered statement on Form S-3 or other applicable form if the shares issued in the Merger are not issued pursuant to a fairness hearing, (iii) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                  3.4 SEC Documents; Financial Statements. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since June 30, 1993, and, prior to

                                       22.

the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements. Acquiror has filed in a timely manner all reports required to be filed with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act during the 12 calendar months prior to the date hereof.

                  3.5 Absence of Certain Changes. Since August 31, 1996 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock;

                                       23.

(v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound; (vi) any amendment or change to Acquiror's Articles of Incorporation or Bylaws; or (vii) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

                  3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended April 30, 1996 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

                  3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

                  3.8 Governmental Authorization. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

                  3.9 Compliance With Laws. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material

                                       24.

Adverse Effect on Acquiror.

                  3.10 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.11 Permit Application; Information Statement. The information supplied by Acquiror for inclusion in the Permit Application shall not, at the time the fairness hearing is held pursuant to Section 25142 of California Law and the time the qualification of such securities is effective under Section 25122 of California Law, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Target's shareholders, at the time of the Written Consent and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the Written Consent which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

                  3.12 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule or Exhibit hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

                                       25.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Target to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Sections 2.2 and 3.2, respectively. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule or the Acquiror Disclosure Schedule, neither Target nor Acquiror, respectively, shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                           (a) Charter Documents. Cause or permit any amendments
to its Articles of Incorporation or Bylaws;

                           (b) Dividends; Changes in Capital Stock. Except as
set forth in the Acquiror Disclosure Schedule, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                           (c) Stock Option Plan. Accelerate, amend or change
the period of exercisability or vesting of options or other rights granted under its stock option plans or authorize cash payments in exchange for any options or other rights granted under any of

                                       26.

such plans; or

                           (d) Other. Take, or agree in writing or otherwise to
take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

                  4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror which shall not be unreasonably withheld:

                           (a) Material Contracts. Enter into any material
contract or commitment not in the ordinary course of business, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                           (b) Issuance of Securities. Issue, deliver or sell or
authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, including the grant of options pursuant to the Target Stock Option Plan, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                           (c) Intellectual Property. Transfer to any person or
entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                           (d) Exclusive Rights. Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (e) Dispositions. Sell, lease, license or otherwise
dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                           (f) Indebtedness. Incur any indebtedness for borrowed
money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (g) Leases. Enter into any operating lease in excess
of $10,000;

                                       27.

                           (h) Payment of Obligations. Pay, discharge or satisfy
in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                           (i) Capital Expenditures. Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                           (j) Insurance. Materially reduce the amount of any
material insurance coverage provided by existing insurance policies;

                           (k) Termination or Waiver. Terminate or waive any
right of substantial value, other than in the ordinary course of business;

                           (l) Employee Benefit Plans; New Hires; Pay Increases.
Adopt or amend any employee benefit or stock purchase or option plan, or hire any new officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                           (m) Severance Arrangements. Grant any severance or
termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                           (n) Lawsuits. Commence a lawsuit other than (i) for
the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (o) Acquisitions. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                           (p) Taxes. Other than in the ordinary course of
business, make or change any material election in respect of Taxes, adopt or change any accounting method in

                                       28.

respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                           (q) Notices. Fail to give all notices and other
information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

                           (r) Revaluation. Revalue any of its assets, including
without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (s) Other. Take or agree in writing or otherwise to
take, any of the actions described in Sections 4.2(a) through (r) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

                  4.3 No Solicitation. Target and its officers, directors, employees or other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement.

                                       29.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Preparation of Permit Application/Information Statement.

                           (a) As soon as practicable after the execution of
this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement for the shareholders of Target to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target; provided that such recommendation may not be included or may be withdrawn if previously included if Target's Board of Directors believes in good faith that a Superior Proposal has been made and, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

                           (b) As soon as practicable after the execution of
this Agreement, Acquiror shall prepare, with the cooperation of Target, the Permit Application. Acquiror and Target shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any

                                       30.

amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Acquiror shall not include in the Permit Application any information with respect to Target or its affiliates or associates, the form and content of which information shall not have been approved by Target prior to such inclusion.

                  5.2 Written Consent of Shareholders. Target shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to solicit Written Consents within fifteen (15) days of the issuance of a permit pursuant to Section 25121 of California Law. Target shall consult with Acquiror regarding the date of soliciting Written Consents. Target shall use its best efforts to solicit from shareholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

                  5.3 Access to Information.

                           (a) Target shall afford Acquiror and its accountants,
counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                           (b) Subject to compliance with applicable law, from
the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                           (c) No information or knowledge obtained in any
investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate

                                       31.

the Merger.

                  5.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement on September ___, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                  5.6 Consents; Cooperation.

                           (a) Each of Acquiror and Target shall promptly apply
for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including any required under HSR, and shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise except where the failure to obtain such consents would not have a Material Adverse Effect on Target. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                           (b) Each of Acquiror and Target shall use all
reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits,

                                       32.

prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 1996. Each of Acquiror and Target shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                           (c) Each of Acquiror and Target further agrees to
notify the other promptly of the receipt of any comments from any government officials for amendments or supplements to any filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the government officials, on the other hand, with respect to such filing in accordance with an appropriate confidentiality agreement between the parties. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such filing, Acquiror or Target, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the government.

                           (d) Notwithstanding anything to the contrary in
Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation and (ii) Target shall not be required to divest any of its business, product lines or assets, or to take or agree to take any other action or agree to any limitation.

                  5.7 Affiliate and Shareholder Agreements. Schedule 5.7 sets forth those persons who are, in Target's reasonable judgment, "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case at least fifteen (15) days prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate and Shareholder Agreement in the form attached hereto as Exhibit C. Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate and Shareholder Agreement.

                  5.8 Shareholder's Representation Agreements. Target will use its best efforts to cause each Target shareholder to execute and deliver to Acquiror a Shareholder's Representation Agreement in the form attached hereto as Exhibit E ("Shareholder's Representation Agreement").

                                       33.

                  5.9 Irrevocable Proxies. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause holders of more than 51% of each of: (i) the shares of Target Common Stock issued and outstanding and (ii) the shares of Target Preferred Stock issued and outstanding, to execute and deliver to Acquiror an Irrevocable Proxy in the form of Exhibit D attached hereto concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the shareholders of Target.

                  5.10 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, substantially in the form of Exhibit F attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit F attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                  5.11 Legal Requirements. Each of Acquiror and Target will, and will cause any subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  5.12 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                  5.13 Employee Benefit Plans. At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror and any outstanding repurchase right shall be assigned to Acquiror. Schedule 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under

                                       34.

the Target Stock Option Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.13 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the Target Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger except as otherwise described in Schedule 5.13. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

                  5.14 Escrow Agreement. On or before the Effective Time, the Escrow Agent and the Shareholders' Agent (as defined in Article VIII hereto) will execute the Escrow Agreement contemplated by Article VIII in the form attached hereto as Exhibit G ("Escrow Agreement").

                  5.15 Form S-8. Acquiror agrees to use its best efforts to file as soon as possible, and in no event later than 30 days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement. The shares of Acquiror Common Stock to be issued upon exercise of such options will be duly authorized, validly issued, fully paid and nonassessable.

                  5.16 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the

                                       35.

Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror.

                  5.17 Employees. Set forth on Schedule 5.17 is a list of employees of Target to whom Acquiror will make an offer to enter into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit H-1 et seq., as applicable. Target shall cooperate with Acquiror to assist Acquiror in employing such employees.

                  5.18 Reorganization. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

                  5.19 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target (including, without limitation, fees and expenses of legal counsel, financial advisors and accountants) in excess of $175,000 shall remain an obligation of Target's shareholders.

                  5.20 Termination of Registration Rights. Target shall use commercially reasonable efforts to terminate any and all rights granted by that certain Registration Rights Agreement, dated June 7, 1996.

                  5.21 Employment Policy. Acquiror and Target shall adopt and maintain in effect from the Closing for a minimum period of twenty-four (24) months thereafter, an employment policy applicable to all employees of Target, other than those who sign employment agreements, that shall provide: (i) no such employee shall be required to relocate to a facility outside the San Francisco Bay Area without the prior written approval of each of Herb Madan and John Chambers, and (ii) that no such employee may be terminated unless such termination is reviewed and approved in writing by each of Herb Madan and John Chambers. Notwithstanding the foregoing, if Herb Madan is not employed by Acquiror such relocation or termination shall require the approval of James McGuire; if John Chambers is not employed by Acquiror such relocation or termination shall require the approval of Larry Carter. Termination pursuant to this policy shall be without prejudice to any other right or remedy to which the employer may be entitled either at law or in equity.

                  5.22 Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                       36.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a) Shareholder Approval. This Agreement and the
Merger shall have been approved and adopted by the holders of at least fifty-one percent (51%) of each of: (i) the issued and outstanding shares of Target Common Stock and (ii) the issued and outstanding shares of Target Preferred Stock.

                           (b) No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. Nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                           (c) Governmental Approval. Acquiror and Target and
any subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR (other than those filings, approvals, waivers and consents relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect to either party).

                           (d) Escrow Agreement. Acquiror, Target, Escrow Agent
and the Shareholder's Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit G.

                           (e) Tax-Free Reorganization. Each of Acquiror and
Target shall have received substantially identical written opinions from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon representations of Acquiror and Target and certain shareholders of Target.

                                      37.

                  6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                           (a) Representations, Warranties and Covenants. (i)
The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                           (b) Certificate of Acquiror. Target shall have been
provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                                  (i) all representations and warranties made by
Acquiror under this Agreement are true and complete in all material respects;
and

                                  (ii) all covenants, obligations and conditions
of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

                           (c) Legal Opinion. Target shall have received a legal
opinion from Acquiror's legal counsel substantially in the form of Exhibit J hereto.

                           (d) No Material Adverse Changes. There shall not have
occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

                           (e) Listing of Additional Shares. The filing with the
Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror shall have been made.

                  6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                                       38.

                           (a) Representations, Warranties and Covenants. (i)
Except as disclosed in Schedule 6.3(a) to be delivered immediately prior to the Effective Time, the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (b) Certificate of Target. Acquiror shall have been
provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

                                  (i) all representations and warranties made by
Target under this Agreement are true and complete in all material respects; and

                                  (ii) all covenants, obligations and conditions
of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

                           (c) Third Party Consents. Acquiror shall have been
furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on Schedule 6.3(c) hereto.

                           (d) Injunctions or Restraints on Conduct of Business.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                           (e) Legal Opinion. Acquiror shall have received a
legal opinion from Target's legal counsel, in substantially the form of Exhibit
K.

                           (f) No Material Adverse Changes. There shall not have
occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target.

                           (g) Affiliate and Shareholder Agreements. Acquiror
shall have received from each of the Affiliates of Target an executed Affiliate and Shareholder Agreement in substantially the form attached hereto as Exhibit C.

                                       39.

                           (h) FIRPTA Certificate. Target shall, prior to the
Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit F attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-(2)(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit F attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                           (i) Resignation of Directors. The directors of Target
in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective immediately following the Effective Time.

                           (j) Employment and Non-Competition Agreements. The
employees of Target set forth on Schedule 5.17 shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibits H-1, et. seq.

                           (k) Expense Statement. Acquiror shall have received
from Target a statement of all out-of-pocket expenses incurred by Target which are subject to the limitation described in Section 5.19 hereto.

                           (l) Termination of Registration Rights. Acquiror
shall have received an agreement of termination of any and all rights granted by that certain Registration Rights Agreement, dated ____________, 1996.

                           (m) Conversion of Preferred Stock. All of Target's
outstanding Preferred Stock shall have been converted into Common Stock in accordance with Target's Articles of Incorporation.

                           (n) Due Diligence. Acquiror shall be satisfied in its
sole discretion that no material liabilities exist with respect to the items disclosed under sections 2.1 and 2.13 of the Target Disclosure Schedule.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

                                       40.

                           (a) by mutual consent of the Board of Directors of
Acquiror and Target;

                           (b) by either Acquiror or Target, if, without fault
of the terminating party, the Closing shall not have occurred on or before December 31, 1996 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                           (c) by Acquiror (provided Acquiror is not otherwise
in material breach), if (i) Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten business days of receipt by Target of written notice of such breach, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or (iii) for any reason Target fails to call and hold the Target Shareholders Meeting or obtain appropriate written consent of Target's shareholders by December 31, 1996;

                           (d) by Target (provided Target is not otherwise in
material breach), if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten days following receipt by Acquiror of written notice of such breach;

                           (e) by either Acquiror or Target if a Takeover
Proposal or a Trigger Event (as defined in Section 7.3(b)) shall have occurred and the Board of Directors of Target in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause Target to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the shareholders of Target;

                           (f) by either Acquiror or Target if (i) any permanent
injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof or by written consent; or

                           (g) by Target, in the event (i) of the acquisition,
by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Acquiror Common Stock pursuant to any merger of Acquiror in which Acquiror was the surviving corporation and shareholders of Acquiror represent less than 70% of the

                                       41.

outstanding shares of the surviving corporation following such transaction or any acquisition by Acquiror of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Acquiror Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Acquiror Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Acquiror accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Acquiror Common Stock or of Acquiror's consolidated assets.

                  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

                  7.3 Expenses and Termination Fees.

                           (a) Subject to subsections (b), (c), and (d) of this
Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                           (b) In the event that (i) either Acquiror or Target
shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the shareholders of Target to approve this Agreement and, prior to such failure, there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which at the time of the meeting of Target's shareholders shall not have been (x) rejected by Target or (y) withdrawn by the third party, or (iii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by Target to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target's Affiliates to take any actions required to be taken hereby, and prior thereto there shall have been
(A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which shall not have been (x) rejected by Target or (y) withdrawn by the third party, then Target shall reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of its advisors, accountants and legal counsel) and, in addition, Target shall promptly pay to

                                       42.

Acquiror the sum of $7,930,000; provided, however, that with respect to Section 7.3(b)(ii)(A) and Section 7.3(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, (iii) forming, joining or in any way participating in any it group to within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 25% or more, of the voting power of Target.

                           (c) In the event that (i) Acquiror shall terminate
this Agreement pursuant to Section 7.1(c) or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(f)(ii), Target shall promptly reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

                           (d) In the event that Target shall terminate this
Agreement pursuant to Section 7.1(d) Acquiror shall promptly reimburse Target for all of the out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

                  7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock.

                                       43.

                  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

                  8.1 Escrow Fund. As soon as practicable after the Effective Time, 10% of the shares of Acquiror Common Stock issued at the Closing pursuant to Section 1.5(a) (the "Escrow Shares") shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit G. The Escrow Fund (but only up to a maximum of 10% of the shares of Acquiror Common Stock issued at the Closing) shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target.

                  8.2 Indemnification.

                           (a) Subject to the limitations set forth in this
Article VIII, the shareholders of Target will indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries under existing insurance policies, tax benefit received by Acquiror or its affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Acquiror or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of (i) the Confidentiality Agreement and
(ii) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement. Acquiror and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The Escrow Fund shall be the sole and exclusive remedy for any claims, demands, actions or other causes

                                       44.

of action brought against Target or its shareholders, officers or directors.

                           (b) Nothing in this Article VIII shall limit the
liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target shareholder in connection with any breach by such shareholder of the Affiliate and Shareholder Agreement, Irrevocable Proxy or continuity of interest certificate(s) delivered in connection with the tax opinions to be rendered pursuant to Section 6.2(g). Resort to the Escrow Fund shall be the exclusive remedy of Acquiror for any such breaches and misrepresentations following the Effective Time of the Merger.

                  8.3 Damage Threshold.

                           (a) Notwithstanding Section 8.2, Acquiror may not
receive any shares from the Escrow Fund with respect to the indemnification obligations of the shareholders of Target set forth in Section 8.2(a)(i) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages; provided, however, that in no event shall Acquiror receive more than 10% of the shares of Acquiror Common Stock issued at the Closing.

                           (b) Notwithstanding Section 8.2, Acquiror may not
receive any shares from the Escrow Fund with respect to the indemnification obligations of the shareholders of Target set forth in Section 8.2(a)(ii) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(i) and (ii) and identifying Damages the aggregate amount of which exceeds $150,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less) has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages in excess of $150,000; provided, however, that in no event shall Acquiror receive more than 10% of the shares of Acquiror Common Stock issued at the Closing. For the purposes of this Article VIII, in determining whether a misrepresentation, breach or default has occurred in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit on schedule to this Agreement, and the amount of any Damages arising therefrom, any materiality standard contained in any such representation, warranty, covenant, or agreement shall be disregarded.

                  8.4 Escrow Period. The Escrow Period shall terminate with respect to 50% of the Escrow Shares upon the expiration of the six month period commencing at the Effective Time (the "First Escrow Period"), and with respect to the remaining 50% of the Escrow Shares upon the expiration of the twelve month period commencing at the Effective Time (the "Second Escrow Period"); provided, however, that a portion of the Escrow

                                       45.

Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 8.7 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Second Escrow Period with respect to facts and circumstances existing prior to expiration of the Second Escrow Period, shall remain in the Escrow Fund until such claims have been resolved; and provided further that if in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner specified in Section 8.7 hereof, the Escrow Shares remaining in the Escrow Fund during the Second Escrow Period will not be sufficient to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of the First Escrow Period with respect to facts and circumstances existing prior to the expiration of the First Escrow Period, then a portion of the Escrow Shares which would otherwise be released upon the expiration of the First Escrow Period shall instead remain in the Escrow Fund until such claims have been resolved.

                  8.5 Claims upon Escrow Fund.

                           (a) Upon receipt by the Escrow Agent on or before the
last day of the First Escrow Period, with respect to 100% of the Escrow Shares, or on or before the last day of the Second Escrow Period, with respect to the Escrow Shares then remaining in the Escrow Fund of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

                                  (i) stating that, with respect to the
                           indemnification obligations of the shareholders of Target set forth in Section 8.2(a)(ii), Damages exist in an aggregate amount greater than $150,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less), and

                                 (ii) specifying in reasonable detail the
                           individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages in excess of $150,000.

                           (b) For the purpose of compensating Acquiror for its
Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Price.

                  8.6 Objections to Claims. At the time of delivery of any Officer's

                                       46.

Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 8.8 below) by Acquiror and for a period of forty-five (45) days after the receipt by the Escrow Agent of the Officer's Certificate delivered to Escrow Agent (it being understood that the Escrow Agent need not verify that an Officer's Certificate was also delivered to the Shareholders' Agent), the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

                  8.7 Resolution of Conflicts; Arbitration.

                           (a) In case the Shareholders' Agent shall, pursuant
to Section 8.6, object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall retain or distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                           (b) If no such agreement can be reached after good
faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                           (c) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or

                                       47.

San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target shareholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                  8.8 Shareholders' Agent.

                           (a) Herbert Madan shall be constituted and appointed
as agent ("Shareholders' Agent") for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror and the Escrow Agent. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent and Escrow Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target shareholders.

                           (b) The Shareholders' Agent shall not be liable for
any act done or omitted hereunder as Shareholders' Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                           (c) The Shareholders' Agent shall have reasonable
access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  8.9 Actions of the Shareholders' Agent. A decision, act, consent or

                                       48.

instruction of the Shareholders' Agent shall constitute a decision of all Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                  8.10 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not affect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Affiliate and Shareholder Agreement), 5.10 (FIRPTA),
5.13 (Employee Benefit Plans), 5.15 (Form S-8), 5.18 (Reorganization), 5.21 (Reasonable Commercial Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Time.

                  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                                       49.

                           (a)      if to Acquiror, to:
                                    Cisco Systems, Inc.
                                    170 West Tasman
                                    San Jose, CA 95134
                                    Attention:  President
                                    Fax:  408-526-4000
                                    Tel:  408-526-4100

                           with a copy to:

                                    Brobeck, Phleger & Harrison LLP
                                    Two Embarcadero Place
                                    2200 Geng Road
                                    Palo Alto, CA 94303
                                    Attention:  Edward M. Leonard, Esq.
                                    Fax:  (415) 496-2885
                                    Tel:  (415) 424-0160

                           (b)      if to Target, to
                                    Netsys Technologies, Inc.
                                    100 Hamilton Avenue, Suite 175
                                    Palo Alto, CA 94301
                                    Attention: President
                                    Fax:    415-833-7599
                                    Tel:    415-833-7525

                           with a copy to:
                                    Wilson, Sonsini, Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Attention:       Robert B. Latta, Esq.
                                    Fax:    415-493-6811
                                    Tel:    415-493-9300

                  9.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 11, 1996. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                       50.

                  9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth herein; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without giving effect to principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Santa Clara or San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

                  9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement

                                       51.

and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                       52.

                  IN WITNESS WHEREOF, Target and Acquiror have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                            TARGET


                                            By: /s/ Herbert Madan
                                                --------------------------------
                                            Name:  Herbert Madan
                                                  ------------------------------
                                            Title: President & CEO
                                                  ------------------------------

                                            ACQUIROR


                                            By: /s/ Larry Carter
                                                --------------------------------
                                            Name:  Larry Carter
                                                  ------------------------------
                                            Title: Chief Financial Officer
                                                  ------------------------------


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]


                                      53.